Exhibit 77 C for FFA 06/30/2006 N-SAR: Submission of Matters to a Vote of Shareholders

The Joint Annual Meeting of Shareholders of First Trust Strategic High Income Fund, First Trust Value Line(R) 100 Fund, Energy Income and
Growth Fund, First Trust/Fiduciary Asset Management Covered Call
Fund, First Trust/Aberdeen Global Opportunity Income Fund and First Trust/FIDAC Mortgage Income Fund was held on April 17, 2006. At the
Annual Meeting, the Funds Board of Trustees, consisting of James A.
Bowen, Niel B. Nielson, Thomas R. Kadlec and Richard E. Erickson, was elected to serve an additional one-year term. The number of votes cast for James A. Bowen was 17,348,386, the number of votes withheld was 153,978 and the number of abstentions was 2,470,800. The number of votes cast for Niel B. Nielson was 17,339,797, the number of votes withheld was 162,567 and the number of abstentions was 2,470,800. The number of votes cast for Richard E. Erickson was 17,352,283, the number of votes withheld was 150,081 and the number of abstentions was 2,470,800. The number of votes cast for Thomas R. Kadlec was 17,344,528, the number of votes withheld was 157,836 and the number of abstentions was 2,470,800.